                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                                CTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                CTS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

[CTS CORPORATION LOGO]

                          [CTS CORPORATION LETTERHEAD]

                                 March 22, 2002

Dear CTS Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 1, 2002, at 9:00 a.m. Eastern Standard Time at CTS' Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

     The official notice of meeting, proxy statement and proxy form are enclosed. These materials were first mailed to shareholders on March 22, 2002. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

     We look forward to seeing you at the meeting.

                                       /s/ DONALD K. SCHWANZ

                                          Donald K. Schwanz
                                          Chairman of the Board,
                                          President and Chief
                                          Executive Officer

                             [CTS CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 1, 2002

To CTS Shareholders:

     The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Eastern Standard Time, Wednesday, May 1, 2002, at the CTS Corporate Office, 905 West Boulevard North, Elkhart, Indiana 46514.

     Only shareholders of record at the close of business on March 14, 2002 may vote at this meeting or any adjournments that may take place. At the meeting, we will:

     1. Elect a Board of Directors;

     2. Approve the CTS Corporation Management Incentive Plan; and

     3. Attend to other business properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the two proposals described in this proxy statement.

                                         By Order of the Board of Directors,

                                         /s/ RICHARD G. CUTTER
                                         Richard G. Cutter
                                         Secretary
March 22, 2002

                            YOUR VOTE IS IMPORTANT.
            PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             [CTS CORPORATION LOGO]

                                PROXY STATEMENT
                          ---------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 2002

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of CTS Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 1, 2002. Following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:  WHAT MAY I VOTE ON?

A:  (1) The election of nominees to serve on our Board of Directors; and

     (2) Approval of the CTS Corporation Management Incentive Plan.

Q:  HOW DOES THE BOARD RECOMMEND I VOTE?

A: The Board recommends a vote FOR each of the nominees and FOR approval of the CTS Corporation Management Incentive Plan.

Q:  HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A: Although we do not know of any business to be considered at the 2002 Annual Meeting other than as described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald K. Schwanz, CTS' Chairman, President and Chief Executive Officer, and Richard G. Cutter, CTS' Vice President, General Counsel and Secretary, to vote on those matters at their discretion.

Q:  HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH ITEM?

A: Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the nine nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

     Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the CTS Corporation Management Incentive Plan will be approved if a majority of the shares present vote to approve the Plan. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:  WHO IS ENTITLED TO VOTE?

A: Shareholders as of the close of business on March 14, 2002 (the Record Date) are entitled to vote at the Annual Meeting. As of the Record Date, 33,053,386 shares of CTS common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:  HOW DO I VOTE?

A: Please sign and date each proxy you receive and return it in the prepaid envelope provided at your earliest convenience, or register your vote by telephone (1-877-779-8683) or the Internet (http://www.econsent.com/cts/). If you return your signed proxy but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals. You have the right to revoke your proxy or change your vote at any time before the meeting by:

     (1) notifying CTS' Secretary;

     (2) returning a later-dated proxy card; or

     (3) voting in person at the meeting.

     If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the enclosed proxy card before your proxy will be accepted. In addition to the instructions that appear on the enclosed proxy card and information sheet, step-by-step instructions will be provided by recorded telephone message or at the designated Web site on the Internet. Once you have indicated how you want to vote, in accordance with those instructions, you will receive confirmation that your proxy has been successfully submitted by telephone or through the Internet. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: It means you hold shares registered in more than one account. Please sign and return or register your vote by telephone or the Internet for all proxies you receive to ensure that all your shares are voted.

Q:  WHO SOLICITS PROXIES AND HOW MUCH WILL THIS PROXY SOLICITATION COST?

A: Georgeson & Co., Inc. was hired to assist in distribution of proxy materials and solicitation of votes for $5,500, plus reasonable expenses. We also reimburse banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q: ARE DIRECTOR NOMINATIONS ACCEPTED FROM SHAREHOLDERS? IF SO, WHAT STEPS NEED TO BE FOLLOWED?

A: Director candidates for 2003 may be nominated by shareholders by sending a notice to CTS which must be received at least 90 days before and not more than 135 days before the anniversary date of this Annual Meeting of Shareholders. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS' bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary.

Q:  WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to the Secretary of CTS at the CTS Corporate Office by November 22, 2002. In addition, CTS' advance notice bylaw provisions require that in order to be presented from the floor of the 2003 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must be submitted in writing to the CTS Corporate Office no earlier than December 17, 2002 and no later than January 31, 2003. Certain information is required to be included with shareholder proposals. This information is described in CTS' bylaws. Copies of the bylaws may be obtained free of charge from the CTS Secretary.

                           PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS
   There are nine nominees for election. Detailed information on each is provided on pages 5 and 6. All directors are elected annually and serve a one-year term.

2. THE CTS CORPORATION MANAGEMENT INCENTIVE PLAN
   The purpose of the CTS Corporation Management Incentive Plan is to promote the achievement of CTS' annual performance goals by linking management incentive compensation directly to these goals.
           YOUR BOARD RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS.

                         ITEM 1. ELECTION OF DIRECTORS

     The CTS Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the number of authorized directors at nine. All directors are elected to one-year terms or until their successors are elected and qualified.

                      NOMINEES FOR THE BOARD OF DIRECTORS

     Each of the nominees named below is currently a director of CTS. The ages shown are as of the scheduled date for the 2002 Annual Meeting of Shareholders. Each of the nominees has agreed to serve as a director if elected by the shareholders. If one or more of the nominees unexpectedly becomes unavailable for election, the votes will be cast, pursuant to authority granted by the proxy, for such person or persons as may be designated by the present Board of Directors, or the authorized number of directors may be reduced accordingly.

WALTER S. CATLOW                                             Director since 1999
Age 57

Mr. Catlow is the retired President of Ameritech Cellular Services, a wireless communications service provider. During the past five years, Mr. Catlow has served as President, Ameritech Cellular Services; as President, Ameritech International; and as Senior Vice President, Ameritech. In 2001, Mr. Catlow was a member of the Compensation and Nominating and Governance Committees of the Board.

LAWRENCE J. CIANCIA                                          Director since 1990
Age 59

Mr. Ciancia is a partner in Corporate Development International, a corporate search firm specializing in mergers, acquisitions and divestitures. During the past five years, he also served as Vice President, Growth & Development, of Uponor U.S., a supplier of PVC pipe products, speciality chemicals and PVC compounds, and President and Chief Operating Officer of Uponor ETI Company, formerly Concorde Industries, Inc. In 2001, Mr. Ciancia was a member of the Executive, Finance and Succession Planning Committees and Chairman of the Compensation Committee of the Board.

THOMAS G. CODY                                               Director since 1998
Age 60

Mr. Cody is Executive Vice President, Legal and Human Resources, of Federated Department Stores, Inc. In 2001, Mr. Cody was a member of the Executive and Compensation Committees and Chairman of the Succession Planning and Nominating and Governance Committees of the Board.

GERALD H. FRIELING, JR.                                      Director since 1982
Age 72

Mr. Frieling is President of Frieling and Associates, a consulting firm. Previously he served as Chairman of the Board and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of petroleum dispensing equipment, systems and control devices. In 2001, Mr. Frieling was a member of the Executive, Succession Planning and Nominating and Governance Committees and Chairman of the Audit Committee of the Board.

ROGER R. HEMMINGHAUS                                         Director since 2000
Age 65

Mr. Hemminghaus is Chairman Emeritus of Ultramar Diamond Shamrock Corporation. Previously, Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, as Chairman and Chief Executive Officer of Diamond Shamrock, Inc. and as Chairman of the Federal Reserve Bank of Dallas. In 2001, Mr. Hemminghaus was a member of the Audit, Finance and Succession Planning Committees of the Board. Mr. Hemminghaus is also a director of Billserv, Inc., Luby's, Inc., Tandy Brands Accessories, Inc. and Xcel Energy.

MICHAEL A. HENNING                                           Director since 2000
Age 61

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP. During the past five years, he also served as Chief Executive Officer of Ernst & Young International. In 2001, Mr. Henning was a member of the Executive and Audit Committees and Chairman of the Finance Committee of the Board.

ROBERT A. PROFUSEK                                           Director since 1998
Age 52

Mr. Profusek is Executive Vice President of Omnicom Group Inc., a global communications company. Previously, Mr. Profusek was a Partner and Head of the Transactions Practice Group of Jones, Day, Reavis & Pogue, a global law firm. In 2001, he was a member of the Compensation and Nominating and Governance Committees of the Board. Mr. Profusek is also a director of Valero L.P., a petroleum product and transmission and storage company.

DONALD K. SCHWANZ                                            Director since 2001
Age 58

Mr. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Previously Mr. Schwanz served as President and Chief Operating Officer of CTS; President, Industrial Control at Honeywell, Inc.; President, Space and Aviation Control at Honeywell, Inc.; and Vice President/General Manager, Air Transport Systems Division at Honeywell, Inc.

RANDALL J. WEISENBURGER                                      Director since 1999
Age 43

Mr. Weisenburger is Executive Vice President and Chief Financial Officer of Omnicom Group Inc., a global communications company. Previously, Mr. Weisenburger was President and Chief Executive Officer of Wasserstein Perella Management Partners, Inc. In 2001, Mr. Weisenburger was a member of the Audit and Finance Committees of the Board.

       YOUR BOARD RECOMMENDS A VOTE FOR EACH OF THESE DIRECTOR-NOMINEES.

         ITEM 2: APPROVAL OF CTS CORPORATION MANAGEMENT INCENTIVE PLAN

     You are asked to consider and approve adoption of the CTS Corporation Management Incentive Plan. A summary of the Plan follows. Please refer to Exhibit A to this proxy statement for the full text of the Plan.

     Shareholder approval of this Plan will allow payments made under it to be fully tax deductible as "performance-based" compensation under section 162(m) of the Internal Revenue Code. As discussed on page 14 in the section entitled "Deductibility of Certain Executive Compensation" section 162(m) of the Code disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to an executive officer whose compensation is required to be reported in the proxy statement. However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if the material terms of the plan are approved by the shareholders. Your approval of this Plan will have the effect of reducing the potential tax to be paid by CTS on certain compensation should it reach limits as set forth in section 162(m) of the Code.

     Purpose. The purpose of the Plan is to promote the achievement of CTS' annual performance goals by linking management incentive compensation directly to these goals.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors which is comprised solely of non-employee, outside directors of CTS.

     Eligible Participants. All officers and other key employees of the Company and any of its Subsidiaries are eligible to participate in the Plan. As of March 14, 2002, approximately 132 employees would be eligible to participate in the Plan.

     Principal Features of the Plan. Within 90 days after the commencement of each fiscal year, the Compensation Committee will, in writing, select which employees will be Plan participants for the year and determine the performance goals applicable to each participant based on one or more measures of CTS' financial performance as defined in the Plan. The Compensation Committee will further determine the payout schedule detailing the amount which may be available for payout to each participant as an award based upon the attainment of the applicable performance goals. Following each fiscal year and any audit and certification of CTS' financial results by independent auditors, the Compensation Committee will certify in writing whether and to what extent the performance goals for the year were satisfied. The Compensation Committee shall determine the amount available for each participant's award pursuant to the payout schedule established for that year. The Compensation Committee may increase or reduce the amount of a participant's award, based on any subjective or objective factors that it determines to be appropriate in its sole discretion, provided that with respect to the Chief Executive Officer and the four most highly compensated officers, the Committee may only reduce (not increase) the amount of an award. Awards under the Plan will be made in lump sum payments in cash and/or CTS common stock or to a deferred plan established for this purpose.

     The complete text of the CTS Corporation Management Incentive Plan is included as Exhibit A to this proxy statement.

     It is not possible at this time to determine the awards that may become payable under the Plan for 2002. Notwithstanding any other provision of the Plan, in no event will any award under the Plan exceed $2,000,000 for any individual with respect to any fiscal year.

  YOUR BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE CTS CORPORATION MANAGEMENT
                                INCENTIVE PLAN.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 2001, the Board of Directors held seven meetings. All of the directors attended at least 75% of the meetings of the Board of Directors and the committees of which they were members in 2001.

                          2001 COMMITTEES OF THE BOARD

COMPENSATION COMMITTEE

    Members: Directors Catlow, Ciancia, Cody and Profusek
     Number of Meetings in 2001: Six
     Functions:

      --  Establishes executive compensation

      -- Administers the CTS Corporation Management Incentive Plan, the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan and the CTS Stock Option Plans

FINANCE COMMITTEE

    Members: Directors Ciancia, Hemminghaus, Henning and Weisenburger
     Number of Meetings in 2001: Two
     Functions:

      -- Reviews and approves capital project appropriation requests between $1 million and $5 million

      -- Reviews and recommends Board action on capital project appropriation requests exceeding $5 million

      -- Reviews and recommends Board action concerning financing arrangements, tax strategies, dividend policies and similar matters

NOMINATING AND GOVERNANCE COMMITTEE

    Members: Directors Catlow, Cody, Frieling and Profusek
     Number of Meetings in 2001: Four
     Functions:

      -- Recommends candidates for membership on the Board, including considering nominees proposed by shareholders in accordance with the procedures set forth in CTS' bylaws.

      --  Considers matters of corporate governance

SUCCESSION PLANNING COMMITTEE

    Members: Directors Ciancia, Cody, Frieling and Hemminghaus
     Number of Meetings in 2001: Three
     Functions:

      -- Works with the Chief Executive Officer on executive management succession

EXECUTIVE COMMITTEE

    Members: Directors Ciancia, Cody, Frieling, Henning and Schwanz
     Number of Meetings in 2001: None
     Functions:

      -- Except as limited by the Articles of Incorporation and Bylaws of the corporation and the Indiana Business Corporation Law, exercises the full power and authority of the Board in the intervals between meetings of the Board.

AUDIT COMMITTEE

    Members: Directors Frieling, Hemminghaus, Henning and Weisenburger
     Number of Meetings in 2001: Four
     Functions:

      -- Recommends appointment of independent auditor and oversees its activities

      --  Reviews audit reports and related financial matters

                         REPORT OF THE AUDIT COMMITTEE

     The CTS Board of Directors adopted a written Audit Committee Charter, a copy of which was included as Appendix B to the proxy statement for the 2001 Annual Meeting of Shareholders. All members of the CTS Audit Committee are independent as defined by the New York Stock Exchange.

     The CTS Audit Committee has reviewed and discussed with CTS management and PricewaterhouseCoopers LLP ("PwC"), CTS' independent auditor, the audited consolidated financial statements of the Company for 2001; has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditor the written disclosures and letter required by Independence Standards Board Standard No. 1; and has discussed with the independent auditor the auditor's independence, including whether PwC's provision of non-audit services to CTS was compatible with maintaining PwC's independence. Based on the review and discussions described above, the Audit Committee recommended to CTS' Board of Directors that the financial statements be included in CTS' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     The fees paid to PwC for services rendered in connection with the 2001 annual audit and quarterly reviews of CTS' financial statements was $665,000. Fees paid to PwC for other services during fiscal 2001 aggregated $505,000. Other services included tax-related services of $220,000, employee benefit plan assistance services of $160,000 and other accounting related services of $125,000. No financial information systems design and implementation services were provided by PwC to CTS.

           AUDIT FEES                ALL OTHER FEES
           ----------                --------------
$665,000                                $505,000

     PwC representatives will attend the Annual Meeting, to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire.

                      CTS CORPORATION 2001 AUDIT COMMITTEE

Gerald H. Frieling, Jr., Chairman          Michael A. Henning, Member
Roger R. Hemminghaus, Member               Randall J. Weisenburger, Member

                             DIRECTOR COMPENSATION

     Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees. Joseph P. Walker retired from the Board of Directors on December 31, 2001 and as CTS' Chief Executive Officer on September 30, 2001. Mr. Walker has a consulting agreement with CTS as described on page 16.

     Non-employee directors receive the following fees for their service on the
Board:

 --  Annual Board Retainer..................................    $17,500
 --  Annual Retainer for each Committee Member..............    $ 2,500
 --  Additional Annual Retainer for each Committee
     Chairman...............................................    $   500
 --  Meeting Fee for each Board or Committee Meeting
     attended in person.....................................    $ 1,500
 --  Meeting Fee for each Board or Committee Meeting
     attended by telephone..................................    $   750
 --  Meeting Fee for subsequent meetings attended on the
     same day...............................................    $   750

     In 1990, CTS adopted the CTS Corporation Stock Retirement Plan for Non-employee Directors. Under that plan, a deferred stock account is established for each non-employee director. On

January 1st of each year, 800 common stock units are credited to each non-employee director's account in the plan. Each account is also credited with common stock units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of common stock on a dividend payment date. Deferred common stock units are distributable as of January 1st of the year after the director leaves the Board of Directors. CTS accrued $106,456 in 2001 for the common stock units credited to the deferred stock accounts of non-employee directors, including units credited for quarterly 2001 dividends.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CTS' directors, executive officers and certain persons who own more than 10% of CTS' common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and greater than 10% shareholders are required to furnish CTS with copies of all Section 16(a) reports they file.

     Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner with respect to 2001.

              DIRECTORS' AND OFFICERS' INDEMNIFICATION AGREEMENTS

     CTS has entered into Indemnification Agreements with each of its executive officers and directors, which provide that CTS will indemnify each of them to the fullest extent allowed by CTS' bylaws and the Indiana Business Corporation Law, in the event that he or she was or is made a party or threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is an executive officer or director of CTS. The indemnification agreements provide indemnification for acts occurring prior to the execution of the agreements.

                            STOCK PERFORMANCE GRAPH

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

     The following graph compares the cumulative total shareholder return on CTS common stock with Standard & Poor's 500 Stock Index and the Technology 500 Stock Index for the years 1996 through 2001. The graph assumes that $100 was invested on December 31, 1996 in each of CTS common stock, the S&P 500 Stock Index and the Technology 500 Stock Index.

                      VALUE OF $100 INVESTED DECEMBER 1996
                COMPARATIVE OF FIVE-YEAR TOTAL CUMULATIVE RETURN

                           [STOCK PERFORMANCE GRAPH]

------------------------------------------------------------------------------------------------------
                                                    1996    1997    1998     1999     2000    2001
------------------------------------------------------------------------------------------------------
 CTS Corp.                                          $100    $226    $311    $1,079    $523    $230
 S&P 500                                            $100    $133    $171    $  208    $189    $166
 Technology-500                                     $100    $126    $218    $  382    $229    $175
------------------------------------------------------------------------------------------------------

                          STOCK OWNERSHIP INFORMATION

     Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS' common stock as of March 14, 2002. This information is derived from Schedules 13G and 13D's filed by these persons with the Securities and Exchange Commission.

-----------------------------------------------------------------------------------------------------------
                 NAME AND ADDRESS                          NUMBER OF SHARES         PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------------
 Mellon Financial Corporation                                 3,507,155                  10.6%
 One Mellon Center
 Pittsburg, PA 15258
-----------------------------------------------------------------------------------------------------------
 FMR Corp.                                                    2,547,400                   7.7%
 82 Devonshire Street
 Boston, MA 02109
-----------------------------------------------------------------------------------------------------------
 The TCW Group, Inc.                                          1,659,500                   5.0%
 on behalf of the TCW Business Unit
 865 South Figueroa Street
 Los Angeles, CA 90017
-----------------------------------------------------------------------------------------------------------

                    DIRECTORS' AND OFFICERS' STOCK OWNERSHIP

     The following table shows how much CTS common stock each Named Executive Officer and director-nominee beneficially owned as of March 14, 2002, including shares covered by stock options exercisable within 60 days of March 14, 2002. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by directors Catlow, Ciancia, Cody and Profusek, who are members of the Compensation Committee, do not include 1,458,900 shares held by the Northern

Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The Compensation Committee has voting and investment authority over those shares.

------------------------------------------------------------------------------------------------------------------------
                                                                  SHARES
                                                                 HELD IN
                                                  OPTIONS         401(K)       DIRECTORS'
                                   SHARES       EXERCISABLE     PLAN AS OF      DEFERRED                    % OF
                                BENEFICIALLY      WITHIN       DECEMBER 31,      COMMON                    SHARES
            NAME                   OWNED          60 DAYS          2001        STOCK UNITS     TOTAL     OUTSTANDING
------------------------------------------------------------------------------------------------------------------------
 H. Tyler Buchanan                 8,500           10,400          9,603              0        28,503          *
------------------------------------------------------------------------------------------------------------------------
 Walter S. Catlow                  2,000                0              0          2,415         4,415          *
------------------------------------------------------------------------------------------------------------------------
 Lawrence J. Ciancia               3,000                0              0         14,356        17,356          *
------------------------------------------------------------------------------------------------------------------------
 Thomas G. Cody                    1,000                0              0          3,022         4,022          *
------------------------------------------------------------------------------------------------------------------------
 Jeannine M. Davis(1)             38,893          242,564          2,064              0       283,521          *
------------------------------------------------------------------------------------------------------------------------
 Gerald H. Frieling, Jr.           6,000                0              0         16,929        22,929          *
------------------------------------------------------------------------------------------------------------------------
 Roger R. Hemminghaus              4,000                0              0          1,607         5,607          *
------------------------------------------------------------------------------------------------------------------------
 Michael A. Henning                1,000                0              0          1,607         2,607          *
------------------------------------------------------------------------------------------------------------------------
 Robert A. Profusek                4,400(2)             0              0          3,022         7,422          *
------------------------------------------------------------------------------------------------------------------------
 Donald R. Schroeder              59,143            8,800         39,154              0       107,097          *
------------------------------------------------------------------------------------------------------------------------
 Donald K. Schwanz                 5,000           21,500              0              0        26,500
------------------------------------------------------------------------------------------------------------------------
 Philip G. Semprevio              25,600           11,300              0              0        36,900          *
------------------------------------------------------------------------------------------------------------------------
 Joseph P. Walker(1)             346,518(3)             0         24,776              0       371,294        1.1%
------------------------------------------------------------------------------------------------------------------------
 Randall J. Weisenburger               0                0              0          2,415         2,415          *
------------------------------------------------------------------------------------------------------------------------
 All Current Directors and
 Officers as a Group(1)          266,817           73,300         52,387         45,373       437,877        1.3%
------------------------------------------------------------------------------------------------------------------------

*Less than 1%.

(1) Ms. Davis resigned from her position as Executive Vice President Administration and Secretary and from the CTS Board of Directors, effective December 31, 2001. Mr. Walker retired from his position as Chief Executive Officer, effective September 30, 2001 and from the CTS Board of Directors, effective December 31, 2001.

(2) Includes 1,600 shares held by Mr. Profusek's son and 1,800 shares held by Mr. Profusek's daughter in Uniform Gift to Minors Act accounts. Mr. Profusek disclaims any beneficial interest with respect to these shares.

(3) Includes 4,500 shares held by Mr. Walker's spouse. Mr. Walker disclaims any beneficial interest with respect to these shares.

          EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE

     THE COMMITTEE'S RESPONSIBILITIES: The Compensation Committee of the Board has responsibility for setting and administering CTS' executive compensation policies. The Committee is composed entirely of non-employee, outside directors. Reports of the Committee's actions and decisions are presented to the full Board. The purpose of this report is to summarize the principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding executive compensation.

     COMPENSATION PHILOSOPHY: The Committee has implemented executive compensation programs which are intended to:

      --  Encourage strong financial and operational performance of CTS;

      --  Link compensation to the interests of shareholders;

      --  Emphasize performance-based compensation;

      -- Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

     COMPENSATION METHODOLOGY: The Committee believes that CTS' executive compensation programs reflect this philosophy and provide executives with strong incentives to maximize CTS' performance and enhance shareholder value. The executive compensation programs consist of both annual and long-term components and include performance-based and equity-based components. Each year the Committee reviews market data and assesses CTS' competitive position in the area of executive compensation. CTS also retains independent compensation and benefits consultants to assist in evaluating executive compensation programs. The use of independent consultants provides additional assurance that CTS' programs are reasonable and appropriate.

     COMPONENTS OF COMPENSATION:

      -- Base Salary: Annual base salary is designed to compensate CTS executives for their qualifications, responsibilities and performance. CTS' objective is to compensate executives within the mid-level of the range of base salaries paid for similar positions at similar companies.

      -- Annual Incentives: CTS has maintained an annual management incentive plan for a number of years which provides cash compensation incentives based on the financial performance of CTS. Specifically, awards have historically been made based on the achievement of pre-established return on assets (ROA) targets. For 2001, CTS did not achieve the ROA target established by the Compensation Committee under that Plan. As a result, only one Named Executive Officer, H. Tyler Buchanan, received a bonus for 2001 under the Plan in the amount of $17,700 based on the partial attainment of ROA targets by business units for which he is responsible. Presented for shareholder approval in 2002 is the CTS Corporation Management Incentive Plan which is described under the caption "Item 2. Approval of the CTS Corporation Management Incentive Plan" on page 7 of this proxy statement.

      -- Long-Term, Stock-Based Compensation: CTS uses two forms of long-term, stock-based incentives, restricted stock grants and stock options, under shareholder approved plans. The Committee believes that stock ownership and stock-based compensation are valuable tools for motivating employees to improve the long-term performance of CTS. We also believe that they are the best way to tie a significant amount of an executive's potential income to enhanced shareholder value. CTS' stock compensation plans have change of control provisions under which, upon a change of control of CTS, benefits thereunder accelerate and vest immediately.

       Stock options are generally awarded on an annual basis by the Compensation Committee at fair market value and vest over a four year period. During 2001, options for a total of 314,000 shares were granted to the Named Executive Officers, as described in the chart entitled Option Grants in Last Fiscal Year on page 17 of this proxy statement. The number of shares previously awarded to the Named Executive Officers, their market value, vesting schedules and related bonuses, are set forth in the Summary Compensation Table on page 14 of this proxy statement. Restricted stock grants are used selectively to provide incentives to key employees who contribute or are expected to contribute materially to the success of CTS. In 2001, restricted stock grants were made to two of the Named Executive Officers, as described in the Summary Compensation Table on page 14 of this proxy statement.

     COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER ("CEO"): There were two CEOs in 2001, Joseph P. Walker and Donald K. Schwanz. Mr. Walker served as CEO through September 30, 2001 at which time he retired as CEO and as a CTS employee. He continued to serve as Chairman of the Board of Directors until December 31, 2001. Mr. Schwanz became CEO on October 1, 2001 and assumed the Chairmanship of the Board of Directors on January 1, 2002. As described above under the Base Salary Component of Compensation, CTS strives to establish the base salary of the CEO at approximately the fiftieth percentile of CEO base salaries paid by similarly situated companies. We use Towers Perrin for comparative compensation data. During the CEO transition, CTS refreshed its CEO comparative compensation data which led to the establishment of Mr. Schwanz's base salary at $630,000. Mr. Walker's base salary from June of 2000 until his retirement was $550,000.

     As part of the CEO transition, an employment agreement was executed with Mr. Schwanz, the terms of which are summarized on pages 15 and 16 of this proxy statement. To assure a smooth transition and retain access to Mr. Walker's advice, certain consulting and other arrangements were made with Mr. Walker upon his retirement from active employment with CTS. These arrangements are summarized on page 16 of this proxy statement. The terms of both arrangements are well within the range of the comparative compensation data provided by Towers Perrin.

     DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION: Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the Named Executive Officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

                  CTS CORPORATION 2001 COMPENSATION COMMITTEE
             WALTER S. CATLOW, LAWRENCE J. CIANCIA, THOMAS G. CODY
                             AND ROBERT A. PROFUSEK

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------------
                                                                                     LONG-TERM
                                                      ANNUAL                        COMPENSATION
                                                   COMPENSATION               RESTRICTED    SECURITIES
                                                              OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
                                         SALARY     BONUS     COMPENSATION    AWARD(S)(2)    OPTIONS     COMPENSATION(3)
NAME AND PRINCIPAL POSITION(1)   YEAR     ($)        ($)          ($)             ($)          (#)             ($)
----------------------------------------------------------------------------------------------------------------------------
 H. Tyler Buchanan               2001   $172,000   $ 17,700    $  3,772(5)     $ 61,380         8,000       $  6,808
 Senior Vice President(4)        2000   $ 72,769         --            --            --            --             --
----------------------------------------------------------------------------------------------------------------------------
 Jeannine M. Davis               2001   $275,000   $      0    $133,218(5)     $      0        12,000       $  6,480
 Executive Vice President        2000   $263,077   $210,700    $279,213(5)     $      0         5,000       $  7,860
 Administration and              1999   $219,879   $197,900    $ 14,950(5)     $323,156             0       $  7,849
 Secretary
----------------------------------------------------------------------------------------------------------------------------
 Donald R. Schroeder             2001   $249,217   $      0    $133,218(5)     $      0        12,000       $  7,211
 Executive Vice President        2000   $201,477   $161,400    $264,263(5)     $      0         4,000       $  6,911
 and Chief Technology            1999   $165,462   $132,400    $ 11,200(5)     $323,156             0       $  7,337
 Officer
----------------------------------------------------------------------------------------------------------------------------
 Donald K. Schwanz               2001   $467,192   $      0    $ 66,099(6)     $224,400       185,000       $  4,682
 President and Chief
 Executive Officer
----------------------------------------------------------------------------------------------------------------------------
 Philip G. Semprevio             2001   $275,000   $      0    $ 88,812(5)     $      0        12,000       $  5,721
 Executive Vice President        2000   $263,077   $105,400    $219,803(7)     $      0         5,000       $  6,342
                                 1999   $226,346   $152,800            --      $215,438             0       $  7,305
----------------------------------------------------------------------------------------------------------------------------
 Joseph P. Walker                2001   $412,500   $      0    $ 54,714(8)     $      0        85,000       $530,335
 Chairman of the Board,          2000   $525,385   $467,600            --      $      0             0       $  9,296
 President and Chief             1999   $500,000   $500,000    $ 92,500(5)     $      0             0       $  8,696
 Executive Officer
----------------------------------------------------------------------------------------------------------------------------

(1) Joseph P. Walker was Chairman of the Board for the full year 2001, Chief Executive Officer from January 1 through September 30 and President from January 1 through January 17. Donald K. Schwanz was President and Chief Operating Officer from January 17 through September 30. He became President and Chief Executive Officer on October 1, 2001 and Chairman of the Board on

    January 1, 2002. Jeannine M. Davis resigned from her position as Executive Vice President Administration and Secretary and from the CTS Board of Directors, effective December 31, 2001. The persons identified in this table are referred to as the Named Executive Officers.

(2) Dividends are paid on restricted stock awards. Restricted stock awards generally vest in installments of 20% per year and provide for additional cash payments upon the lapse of transfer restrictions. At December 31, 2001, the Named Executive Officers held the following restricted shares on which transfer restrictions had not lapsed:

-----------------------------------------------------------------------------------------
                                                       NUMBER OF      NET VALUE AT
                                                        SHARES      DECEMBER 31, 2001
-----------------------------------------------------------------------------------------
 H. Tyler Buchanan                                        3,800          $60,420
-----------------------------------------------------------------------------------------
 Jeannine M. Davis                                       16,200          $55,080
-----------------------------------------------------------------------------------------
 Donald R. Schroeder                                     16,200          $55,080
-----------------------------------------------------------------------------------------
 Donald K. Schwanz                                        5,000          $79,500
-----------------------------------------------------------------------------------------
 Philip G. Semprevio                                     10,800          $36,720
-----------------------------------------------------------------------------------------
 Joseph P. Walker                                             0          $     0
-----------------------------------------------------------------------------------------

     Ms. Davis' shares were forfeited January 1, 2002.

(3) The table below shows the components of the All Other Compensation column for 2001:

----------------------------------------------------------------------------------------------
                           CTS MATCH      IMPUTED INCOME          OTHER
                          UNDER 401(K)       ON TERM         COMPENSATION AS
                              PLAN        LIFE INSURANCE     DESCRIBED BELOW       TOTAL
----------------------------------------------------------------------------------------------
 H. Tyler Buchanan           $5,100           $1,708             $      0         $  6,808
----------------------------------------------------------------------------------------------
 Jeannine M. Davis           $5,100           $1,380             $      0         $  6,480
----------------------------------------------------------------------------------------------
 Donald R. Schroeder         $5,100           $2,111             $      0         $  7,211
----------------------------------------------------------------------------------------------
 Donald K. Schwanz               --           $4,682             $      0         $  4,682
----------------------------------------------------------------------------------------------
 Philip G. Semprevio         $5,100           $  621             $      0         $  5,721
----------------------------------------------------------------------------------------------
 Joseph P. Walker            $5,100               --             $525,235         $530,335
----------------------------------------------------------------------------------------------

Includes for Joseph P. Walker $525,235 in compensation attributable to the surrender of his split-dollar life insurance policy and the tax gross-up related thereto.

(4) Mr. Buchanan was elected an officer of CTS on August 18, 2000.

(5) Reflects cash payments in connection with the lapse of transfer restrictions on restricted shares.

(6) Includes payment of $54,422 in relocation expense reimbursement.

(7) Includes cash payment in connection with the lapse of transfer restrictions on restricted shares of $176,175 and relocation expense reimbursement of $36,141.

(8) Includes $22,987 attributable to the difference between the amount paid to purchase company automobile and the fair market value of the automobile.

     EMPLOYMENT AGREEMENT WITH DONALD K. SCHWANZ. Donald K. Schwanz was hired as CTS' President and Chief Operating Officer on January 17, 2001, at which time he was granted 5,000 shares under the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan and an option to purchase 50,000 shares of CTS common stock at $44.875 per share under the CTS Corporation 2001 Stock Option Plan. This option vests over four years and expires after ten years.

     On October 1, 2001 Mr. Schwanz succeeded Joseph P. Walker as CTS' Chief Executive Officer, at which time he was granted an option to purchase 100,000 shares of CTS common stock at $14.02 per share. This option does not become exercisable until 2006 at which time one-third of the shares become exercisable, with the remaining shares vesting equally in 2007 and 2008, expiring in 2011. In conjunction with becoming CTS' Chief Executive Officer, an Employment Agreement was executed with Mr. Schwanz which provides that for five years (the "Term") beginning on October 1, 2001 Mr. Schwanz will be employed by CTS as President and Chief Executive Officer, at an initial annual salary of $630,000. During the Term of the agreement, if Mr. Schwanz's employment is terminated as a result of his death or disability, for good reason (as defined) or by CTS without cause (as defined), Mr. Schwanz will receive severance benefits equal to his then current annual salary for the remainder of the Term, plus an annual bonus for each year remaining in the Term equal to the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. In addition, if Mr. Schwanz's employment is terminated by Mr. Schwanz for good reason or by CTS without cause, Mr. Schwanz may instead receive a lump sum equal to 3 1/3 times the sum of his then current annual salary and the largest cash and stock bonus that he received for any year during the Term, but no less than $330,000. Any payments to Mr. Schwanz upon a change in control are increased to compensate Mr. Schwanz for any excise tax payable by him pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The payments and benefits to Mr. Schwanz under his Employment Agreement are reduced automatically by any corresponding payments or benefits under his severance agreement described below.

     Mr. Schwanz's Employment Agreement also provides that for every year of service he accrues after June 30, 2002, an extra year will be credited to him under the CTS Corporation Salaried Employees' Pension Plan and the CTS Corporation Supplemental Executive Retirement Plan, thereby enhancing the pension benefits which would have otherwise accrued to him under such Plans.

     RETIREMENT ARRANGEMENTS WITH JOSEPH P. WALKER. Joseph P. Walker retired as CTS' Chief Executive Officer on September 30, 2001 and from its Board of Directors on December 31, 2001 after thirteen years. Mr. Walker and CTS entered into an agreement pursuant to which Mr. Walker agreed to provide consulting and advisory services to CTS for three years (the "Term") and to refrain from competing with CTS, hiring CTS' employees and disclosing CTS' confidential information. Mr. Walker will receive cash payments totalling $250,000 during the first year, $175,000 during the second year and $125,000 during the third year. Mr. Walker will also receive supplemental pension benefits sufficient to provide him with total annual retirement benefits (including those already available to him under the CTS Corporation Salaried Employees' Pension Plan and the CTS Corporation Supplemental Executive Retirement Plan) of $239,282 per year. In addition, CTS will pay a nominal amount for office space and administrative support and certain financial planning and tax preparation services throughout the Term, and until Mr. Walker reaches the age of 65, will pay his medical insurance premiums. CTS also released to Mr. Walker its interest in a split-dollar life insurance policy purchased by CTS in 1995 on his life and grossed up the related income to cover the taxes due thereon, resulting in total income to Mr. Walker equal to $525,235.

     EMPLOYMENT AGREEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS. As part of the succession and CEO transition plans, CTS entered into Employment Agreements with the Named Executive Officers other than Messrs. Walker and Schwanz (each, the "Executive") which provide for their continued employment in their present capacities for a period of two years beginning on March 1, 2001 (the "Term"). In the event that an Executive's employment is terminated by CTS without cause (as defined), the Executive will continue to receive his or her base salary as in effect at the time of termination, for a period of two years. In addition, the Executive will receive annually for two years an amount equal to the annual incentive compensation received by him or her for the calendar year preceding the termination of employment. Termination of the Executive's employment under any other circumstances, including death, disability, voluntary termination or termination by CTS for cause, will terminate the Employment Agreement without the payment of such benefits. If the Executive's employment with CTS is terminated without cause, thereby entitling him or her to benefits under the Employment Agreement, he or she may elect, in lieu of benefits under the Employment Agreement, to receive benefits under another agreement or policy in effect affording greater benefits; for example, the Change in Control Severance Agreement described below.

     CHANGE IN CONTROL SEVERANCE AGREEMENTS. The Named Executive Officers and all other CTS officers, general managers and holders of equivalent positions, have each executed a severance agreement with CTS, which has a term which is automatically extended each January 1 unless notice is given otherwise. The severance agreements become operative only upon a change in control of CTS. Severance benefits are provided if, upon a change in control, CTS terminates a covered executive's employment without cause or the executive terminates his or her employment for good reason (each as defined). Severance compensation under the agreements includes three times base salary, three times the average annual incentive compensation awarded to the executive during the three fiscal years preceding the fiscal year in which the change in control occurred, the continued participation for thirty-six months following termination in welfare benefit plans and other similar benefit programs, a lump-sum payment equal to the increase in actuarial value of the benefits under CTS' qualified and supplemental retirement plans that the executive would have received had he or she remained employed, outplacement services, and, in lieu of perquisites provided immediately prior to the change in control, the payment of the lesser of $50,000 or 10% of the total base salary and incentive compensation. In addition, if any payments made to the executive are subject to excise tax under
Section 280G of the Code, CTS will make an additional payment in an amount to put the executive in the same after-tax position as if no excise tax had been imposed.

                                 STOCK OPTIONS

     The following table reflects information about stock options awarded to the Named Executive Officers in 2001:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

--------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                  ANNUAL RATES
                                                                                 OF STOCK PRICE
                                                                                APPRECIATION FOR
                                       % OF TOTAL                                OPTION TERM (1)
                          SECURITIES    OPTIONS
                          UNDERLYING   GRANTED TO   EXERCISE
                           OPTIONS     EMPLOYEES      PRICE     EXPIRATION
          NAME             GRANTED      IN 2001     ($)/SHARE      DATE        5%($)        10%($)
--------------------------------------------------------------------------------------------------------
 H. Tyler Buchanan(2)         8,000       1.1%       $ 23.00    4-17-2011    $  115,717   $  293,249
--------------------------------------------------------------------------------------------------------
 Jeannine M. Davis(2)        12,000       1.7%       $ 23.00    4-17-2011    $  173,575   $  439,873
--------------------------------------------------------------------------------------------------------
 Donald R. Schroeder(2)      12,000       1.7%       $ 23.00    4-17-2011    $  173,575   $  439,873
--------------------------------------------------------------------------------------------------------
                             50,000                  $44.875                 $1,411,082   $3,575,960
                                                                1-16-2011
 Donald K. Schwanz(3)        35,000      25.5%       $ 23.00                  $ 506,260   $1,282,963
                                                                4-17-2011
                            100,000                  $ 14.02    9-30-2011     $ 881,710   $2,234,427
--------------------------------------------------------------------------------------------------------
 Philip G. Semprevio(2)      12,000       1.7%       $ 23.00    4-17-2011    $  173,575   $  439,873
--------------------------------------------------------------------------------------------------------
                             35,000                  $ 23.00    4-17-2006    $  506,260   $1,282,963
 Joseph P. Walker(4)                     11.7%
                             50,000                  $ 17.15    9-06-2005     $ 539,277   $1,366,634
--------------------------------------------------------------------------------------------------------

(1) Potential realizable value is determined by assuming an initial value equal to the option price per share, the market closing price for CTS common stock on the date of grant, and applying the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price and multiplying the remainder by the number of shares subject to options granted. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

(2) These stock options are exercisable in four equal annual installments beginning on April 18, 2002. Upon the occurrence of the death, total and permanent disability or qualified retirement of a holder of one of these options, or a change in control of CTS (as defined), the option would become fully vested on an accelerated basis and would be exercisable within the time periods, between three months and one year, established in the Stock Option Agreement. Ms. Davis' options terminated thirty days after her resignation date.

(3) The stock option granted to Mr. Schwanz on January 17, 2001 is exercisable in four equal annual installments beginning on January 17, 2002. Upon the occurrence of a change in control of CTS (as defined), this option would become vested on an accelerated basis and would be exercisable within the three month period following the change of control of CTS.

     The stock option granted to Mr. Schwanz on April 18, 2001 is exercisable in four equal annual installments beginning on April 18, 2002. Upon the occurrence of Mr. Schwanz's death, total and permanent disability or qualified retirement, or a change in control of CTS (as defined), this option would become fully vested on an accelerated basis and would be exercisable within time periods, between three months and one year, established in the Stock Option Agreement.

     The stock option granted to Mr. Schwanz on October 1, 2001 is exercisable in three equal annual installments beginning on October 1, 2006. Upon the occurrence of a change in control of CTS (as defined), this option would become fully vested on an accelerated basis and would be exercisable any time prior to the option expiration date.

(4) The stock option granted to Mr. Walker on April 18, 2001 is exercisable in four equal annual installments beginning on April 18, 2002. Upon the occurrence of a change in control of CTS (as defined), this option would become fully vested on an accelerated basis and would be exercisable any time prior to the option expiration date.

     The stock option granted to Mr. Walker on September 7, 2001 is exercisable in three equal annual installments beginning on September 7, 2002. Upon the occurrence of Mr. Walker's death or total and permanent disability, or upon a change in control in CTS (as defined), this option would become fully vested on an accelerated basis and would be exercisable any time prior to the option expiration date.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

---------------------------------------------------------------------------------------------------------------
                                                                                         VALUE OF
                       NUMBER OF                           NUMBER OF                    UNEXERCISED
                        SHARES                       SECURITIES UNDERLYING             IN-THE-MONEY
                       ACQUIRED        VALUE          UNEXERCISED OPTIONS               OPTIONS AT
                      ON EXERCISE    REALIZED       AT FISCAL YEAR END (#)          FISCAL YEAR END ($)
        NAME              (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
 H. Tyler Buchanan            0     $         0       8,400         15,600              --         --
---------------------------------------------------------------------------------------------------------------
 Jeannine M. Davis        2,600     $     2,730     243,864         17,900      $1,285,721         --
---------------------------------------------------------------------------------------------------------------
 Donald R. Schroeder          0     $         0       4,200         16,200              --         --
---------------------------------------------------------------------------------------------------------------
 Donald K. Schwanz            0     $         0           0        185,000              --         --
---------------------------------------------------------------------------------------------------------------
 Philip G. Semprevio      4,000     $    35,600       8,300         21,700              --         --
---------------------------------------------------------------------------------------------------------------
 Joseph P. Walker       990,883     $10,850,518           0         85,000              --         --
---------------------------------------------------------------------------------------------------------------

                                  PENSION PLAN

     The following table shows the estimated annual retirement benefits payable to a covered participant in the CTS Corporation Salaried Employees' Pension Plan. The benefit formula is calculated as 1.25% of highest average monthly pay during any three calendar years of a participant's last ten calendar years of service, multiplied by a participant's credited service. Covered compensation is essentially equal to the salary and bonus columns in the Summary Compensation Table, together with the cash payments received in connection with the lapse of transfer restrictions on restricted shares as described in footnote (2) to the Summary Compensation Table. These benefits are not subject to any deduction for social security or other offsets.

--------------------------------------------------------------------------
                               YEARS OF PARTICIPATION
COMPENSATION       15         20         25         30         35
--------------------------------------------------------------------------
 $  300,000     $ 56,250   $ 75,000   $ 93,750   $112,500   $131,250
--------------------------------------------------------------------------
 $  400,000     $ 75,000   $100,000   $125,000   $150,000   $175,000
--------------------------------------------------------------------------
 $  600,000     $112,500   $150,000   $187,500   $225,000   $262,500
--------------------------------------------------------------------------
 $  800,000     $150,000   $200,000   $250,000   $300,000   $350,000
--------------------------------------------------------------------------
 $1,000,000     $187,500   $250,000   $312,500   $375,000   $437,500
--------------------------------------------------------------------------
 $1,200,000     $225,000   $300,000   $375,000   $450,000   $525,000
--------------------------------------------------------------------------
 $1,400,000     $262,500   $350,000   $437,500   $525,000   $612,500
--------------------------------------------------------------------------

     The years of service credited to the Named Executive Officers as of December 31, 2001 are: H. Tyler Buchanan -- 24.00 years; Jeannine M. Davis -- 21.78 years; Donald R. Schroeder -- 29.44 years; Donald K. Schwanz -- .78 years; Philip G. Semprevio -- 7.56 years; and Joseph P. Walker -- 13.00 years.

     Section 415 of the Internal Revenue Code generally places a limit of $160,000 on the amount of annual pension benefits that may be paid at age 65 from a plan like CTS'. The Code also places a $11,000 limit, subject to adjustment by the Internal Revenue Service, on annual contributions by an employee to the CTS Corporation Retirement Savings Plan. Under a supplemental benefit in this plan and an unfunded plan adopted in 1996, however, CTS will make payments as permitted by the Code to certain participants in CTS' pension plan in an amount equal to the difference, if any, between the benefits that would have been payable under this plan without regard to the limitations imposed by the Code and the actual benefits payable under the plan as described in the above chart.

     In addition, as described on pages 15 and 16 under the headings "Employment Agreement with Donald K. Schwanz" and "Retirement Arrangements with Joseph P. Walker", the unfunded supplemental retirement plan may be used to further enhance retirement benefits in special situations, beyond those set out in the above chart. Under the benefit formula reflected in the chart, Mr. Walker would have received approximately $152,683 in annual retirement benefits. The additional benefit provided to Mr. Walker increased his annual retirement benefits by $86,599. In addition, Mr. Schwanz's Employment Agreement will, under certain circumstances, provide him with annual retirement benefits approximately equal to two times those reflected in the above chart.

                     2001 ANNUAL REPORT ON S.E.C. FORM 10-K

     Upon the written request of a CTS shareholder owning shares of common stock on the Record Date, to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2001 Annual Report on S.E.C. Form 10-K, including the financial statements and financial statement schedules.

                                         By Order of the Board of Directors,

                                         /s/ RICHARD G. CUTTER
                                         Richard G. Cutter
                                         Secretary
Elkhart, Indiana
March 22, 2002

                                                                      APPENDIX A

     The following resolution will be presented at the Annual Meeting of
Shareholders:

          RESOLVED, that the CTS Corporation Management Incentive Plan, adopted by the Board of Directors on February 20, 2002, be adopted and approved by the shareholders of CTS Corporation and that a copy of the Plan be attached to the minutes of this Annual Meeting of Shareholders.

                   CTS CORPORATION MANAGEMENT INCENTIVE PLAN

     SECTION 1. OBJECTIVE: The CTS Corporation Management Incentive Plan's objective is to increase the focus of key executives and managers of the Company on improving the financial performance of the Company to provide all of the Company's shareholders with an optimum return on their investment, while also providing the financial resources to support the Company's growth objectives.

     SECTION 2. PHILOSOPHY: Management and the Board believe that the compensation of certain key executives and managers should be based, in part, on pre-established financial objectives of the Company. This Plan is intended to focus the effort of the Plan Participants on achieving the goals approved by the Compensation Committee of the Board of Directors to ensure the profitability and long-term growth of the Company.

     SECTION 3. DEFINITIONS: As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

          (a) "Award" shall mean, for any Plan Year, a payment made to a Participant under the terms of this Plan.

          (b) "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

          (c) "CEO" shall mean the Chief Executive Officer of the Company.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

          (e) "Committee" shall mean the Compensation Committee of the Board of Directors, which shall consist solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

          (f) "Common Stock" shall mean the common stock, without a par value, of the Company.

          (g) "Company" shall mean CTS Corporation, an Indiana corporation.

          (h) "Covered Employee" shall mean the CEO and each other executive of the Company who the Committee determines, in its discretion, is or may be a "covered employee" within the meaning of Section 162(m) of the Code for the Plan Year in which an Award hereunder is payable.

          (i) "Eligible Employee" shall mean all officers and other key employees of the Company and any of its Subsidiaries.

          (j) "Maximum Amount" shall mean $2,000,000 for any individual.

          (k) "Participant" shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 5.

          (l) "Performance Goal(s)" shall mean the goal or goals established for a Participant for a Plan Year by the Committee pursuant to Section 6.

          (m) "Performance Measures" shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Year, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction; provided, however, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the Award to such Covered Employee to fail to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

          (n) "Plan" shall mean the CTS Corporation Management Incentive Plan, as amended and restated from time to time.

          (o) "Plan Year" shall mean a fiscal year or such shorter period as determined by the Committee in its sole discretion.

          (p) "Subsidiaries" shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company, and that is not itself a publicly held corporation within the meaning of Section 162(m) of the Code.

     SECTION 4. ADMINISTRATION: Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

     SECTION 5. ELIGIBILITY: The Committee shall designate which Eligible Employees will be Participants in the Plan for a particular Plan Year.

     SECTION 6. AWARDS:

          (a) The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

          (b) Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select which Eligible Employees will be Participants for such Plan Year and determine for each such Plan Year the following:

           (i) The Performance Goal or Performance Goals applicable to each Participant for the Plan Year based on one or more Performance Measures; and

           (ii) The payout schedule detailing the total amount which may be available for payout to each Participant as an Award based upon the relative level of attainment of the Performance Goal or Performance Goals.

          (c) Upon completion of a Plan Year and any audit and certification of the Company's financial results by the Company's independent auditors, the Committee shall:

           (i) Certify, in writing, prior to payment of any Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Year were satisfied;

           (ii) Determine the amount available for each Participant's Award pursuant to the payout schedule established in Section 6(b)(ii);

           (iii) Determine any increase or reduction in the amount of a Participant's available Award, as determined pursuant to Section 6(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion, including the recommendations of the CEO; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Award; and provided further that the exercise of such discretion to reduce an Award with respect to any Participant shall not have the effect of increasing an Award that is payable to a Covered Employee; and

           (iv) Authorize payment subject to Section 7 of such amounts determined under Section 6(c)(iii).

          (d) Notwithstanding any other provision of this Plan, in no event shall the Award earned by any Participant for a Plan Year exceed the Maximum Amount.

     SECTION 7. PAYMENT OF AWARDS: Awards under this Plan, as approved by the Committee and reviewed by the Board of Directors, shall be made in a lump sum payment in cash and/or CTS Common Stock as soon as practicable after such approval, or to such deferred plan as the Company may establish for such purposes. If all or a portion of the Award is to be paid in stock, the Committee shall determine the basis on which the Award will be converted into stock. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

     SECTION 8. NO CONTRACT: This Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.

     SECTION 9. NONASSIGNABILITY: No Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under this Plan.

     SECTION 10. TERMINATION AND AMENDMENT: Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Plan Year but not yet paid, adversely affect the rights of such Participant in such Award.

     SECTION 11. INTERPRETATION: It is the intent of the Company that Awards made to Covered Employees shall constitute "qualified performance-based compensation" satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any other provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

     SECTION 12. UNFUNDED STATUS: Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

     SECTION 13. APPLICABLE LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

     SECTION 14. EFFECTIVE DATE: This Plan will become effective as of May 1, 2002; provided, however, that no Award will be made under the Plan unless prior to such payment, the holders of a majority of the shares of the Company's Common Stock actually voting on the matter approve this Plan at a meeting of the shareholders of the Company.
















                                                            DETACH HERE                                                    ZCTSC2




                                                          CTS CORPORATION


                                          905 WEST BOULEVARD NORTH, ELKHART, INDIANA 46514

                                                2002 ANNUAL MEETING OF SHAREHOLDERS

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints
        Donald K. Schwanz and Richard G. Cutter as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of CTS
        Corporation held of record by the undersigned on March 14, 2002, at the Annual Meeting of Shareholders originally convened on May 1, 2002 and at any adjournment thereof.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

                        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

        Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


        HAS YOUR ADDRESS CHANGED?                                     DO YOU HAVE ANY COMMENTS?

        ------------------------------------------------------        -------------------------------------------------------

        ------------------------------------------------------        -------------------------------------------------------

        ------------------------------------------------------        -------------------------------------------------------



CTS CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940



     VOTE BY TELEPHONE                                                     VOTE BY INTERNET

     It's fast, convenient, and immediate!                                 It's fast, convenient, and your vote is immediately
     Call Toll-Free on a Touch-Tone Phone                                  confirmed and posted.
     1-877-PRX-VOTE (1-877-779-8683).

     FOLLOW THESE FOUR EASY STEPS:                                         FOLLOW THESE FOUR EASY STEPS:

     1.  READ THE ACCOMPANYING PROXY                                       1.  READ THE ACCOMPANYING PROXY
         STATEMENT/PROSPECTUS AND PROXY CARD.                                  STATEMENT/PROSPECTUS AND PROXY CARD.

     2.  CALL THE TOLL-FREE NUMBER                                         2.  GO TO THE WEBSITE
         1-877-PRX-VOTE (1-877-779-8683).                                      HTTP://WWW.EPROXYVOTE.COM/CTS

     3.  ENTER YOUR VOTER CONTROL NUMBER LOCATED ON                        3.  ENTER YOUR VOTER CONTROL NUMBER LOCATED ON
         YOUR PROXY CARD ABOVE YOUR NAME.                                      YOUR PROXY CARD ABOVE YOUR NAME.

     4.  FOLLOW THE RECORDED INSTRUCTIONS.                                  4.  FOLLOW THE INSTRUCTIONS PROVIDED.

     YOUR VOTE IS IMPORTANT!                                               YOUR VOTE IS IMPORTANT!
     Call 1-877-PRX-VOTE anytime!                                          Go to HTTP://WWW.EPROXYVOTE.COM/CTS anytime!

     DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

     Receiving Stockholder material electronically reduces mailing and printing costs and is better for the environment.
     Would you like to receive future proxy materials electronically? If so, go to HTTP://WWW.ECONSENT.COM/CTS/ and follow the instructions provided, or check the box while voting electronically.



                                                            DETACH HERE                                       ZCTSC1
     PLEASE MARK                                                                                           |
[X]  VOTES AS IN                                                                                           |
     THIS EXAMPLE.                                                                                         |________



----------------------------------------------------
               CTS CORPORATION
----------------------------------------------------                                                       FOR     AGAINST   ABSTAIN
1.  Election of Directors                                   2.  Approve the CTS Corporation Management
    NOMINEES:  (01) W.S. Catlow, (02) L.J. Ciancia,             Incentive Bonus Plan;                      [ ]       [ ]       [ ]
               (03) T.G. Cody, (04) G.H. Frieling, Jr.
               (05) R.R. Hemminghaus, (06) M.A. Henning,    3.  In their discretion, the Proxies are authorized to vote upon such
               (07) R.A. Profusek, (08) Donald K. Schwanz,      other business as may properly come before the meeting, or any
               (09) R.J. Weisenburger.                          adjournment thereof.

                     FOR                WITHHELD
                     ALL   [ ]     [ ]  FROM ALL
                  NOMINEES              NOMINEES

               [ ]______________________________________        This Proxy, when properly executed, will be voted in the manner
                  For all nominees except as noted above        directed herein by the undersigned shareholder.

                                                                Please be sure to sign and date this Proxy.

                                                                Mark box at right if an address change or comment has
                                                                been noted on the reverse side of this card.                   [ ]

                                                                Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature: ____________________________ Date: ______________  Signature: ______________________________ Date: ________________
